DCAP Group, Inc.
1158 Broadway
Hewlett, NY 11557
Phone: (516) 374-7600
Fax: (516) 295-7216
www.dcapgroup.com

News Release

IMMEDIATE

Investor Contact:
Barry B. Goldstein
DCAP Group, Inc.
(516) 374-7600

DCAP GROUP REPORTS RESULTS FOR 2005

Hewlett, New York—March 29, 2006—DCAP Group, Inc. (NASDAQ: DCAP), the largest chain of independent storefront insurance agencies in the Northeast, today reported net income for the full year 2005 of $495,760 (or $0.17 per diluted share) vs. $1,374,364 in 2004 (or $0.44 per diluted share). Revenues declined by $1.17 million, or 7.7%, while operating expenses increased by $10,000. Pretax income declined to $901,760 or a reduction of 49% from 2005.

Key Events During 2005
•	New York Automobile Insurance Plan (assigned risk) volume declined by 36.3%
•	Redeemed $2.0 million of subordinated debt

Year in Review
“Calendar year 2005 was a difficult one for DCAP and a real wake-up call,” said Barry Goldstein, DCAP’s Chairman and CEO. “Our premium finance subsidiary revenue decline of 13.5% is attributable to the decline in the volume of the New York Auto Insurance Plan. The cyclical nature of insurance manifested itself these past two years, and the trend continues in 2006. When the markets harden (as they did in 2000-2003) and voluntary market access is tight, we see growth in our premium finance business revenues as the Auto Insurance Plan swells leading to greater demand. But, as the Auto Insurance Plan has contracted, we have not had the revenue source to offset the decline. In addition, carriers have pulled back on contingency programs in the wake of various governmental investigations. This has led to a decrease in revenue. All in all, we view 2005 as a transition year that presented a set of circumstances that we will strive to overcome.”

“It should be noted that the comparison to 2005 is adversely affected by the utilization of our remaining NOL carryforward in 2004”, said Dana Jimenez, the recently appointed Controller of DCAP. “Further, the increase in the number of shares outstanding at year end 2005 reflects the options exercised by Mr. Goldstein in December of 2005,” she said.

 Operating Results

	2005	2004	% Change

Commissions and Fees	$7,036,599	$7,126,398	-1.3%
Premium Finance Revenue	6,884,563	7,961,617	-13.5%
Total Revenues	13,921,162	15,088,015	-7.7%
Operating Income	1,245,124	2,421,863	-48.6%
Net Income	495,760	1,374,364	-64.0%

Per Share Information(a):
Basic EPS	.18	0.55	-67.3%
Diluted EPS	.17	0.44	-61.4%
Basic Shares Outstanding	2,726,526	2,501,462	8.9%
Diluted Shares Outstanding	3,199,620	3,225,303	-.8%
(a) Reflects one-for-five reverse stock split on August 26, 2004

DCAP will host a conference call to discuss the Company's 2005 financial results. It will be the Company’s first conference call with investors. In addition to reviewing historical 2005 results, Barry Goldstein, the Company’s CEO will explain and discuss the nature of the Company’s business and its future plans. The call will be held on Thursday, March 30, 2006 at 11:00 a.m. Eastern Time.

The call-in number is 800-259-0251, confirmation code 57262659. A link to a simultaneous webcast of the teleconference will be available at www.dcapgroup.com through Windows Media Player or RealPlayer.

For the convenience of the Company's shareholders and the public, the conference call will be recorded and available for replay starting March 31, 2006 at 2:00 p.m. Eastern Time. The conference call will be made available for playback via the Company's corporate website, www.dcapgroup.com, and will be available until the next earnings release date.

About DCAP Group
DCAP Group, Inc. owns and operates the largest chain of independent storefront insurance agencies in the Northeast. Through DCAP Insurance, Barry Scott Insurance, Atlantic Insurance Agency and Accurate Agency, DCAP Group provides automobile insurance (and to a lesser extent, motorcycle and homeowners), enhanced by complimentary premium financing capabilities, to retail customers in New York, New Jersey, and Pennsylvania. Other products include automobile club service for roadside emergencies and income tax preparation services. As of December 31, 2005, DCAP operated 72 owned or franchised storefront locations.

Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in DCAP’s latest Annual Report filed with Securities and Exchange Commission under Form 10-KSB. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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